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                                                                   Exhibit 10.15

                               PURCHASE AGREEMENT

      This Purchase Agreement ("Agreement") is made and entered into this 19th day of August, 1996, by and among The Sherwin-Williams Company, an Ohio corporation, ("Seller"), Pierce & Stevens Canada, Inc., a company incorporated under the laws of the Province of Ontario, Canada ("P & S Canada"), Sovereign Specialty Chemicals L.P., a Delaware limited partnership ("Sovereign"), and P&S Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Sovereign ("Purchaser").

                              W I T N E S S E T H:

      WHEREAS, Seller's directly and indirectly wholly-owned subsidiaries are engaged in the business of manufacturing, distributing and selling specialty adhesives and specialty coatings to certain market niches; and

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, such business as defined in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

(a)   The following terms, as used herein, have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

            "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the State of Ohio are authorized by law to close.

            "Business" means the business of manufacturing, distributing and selling specialty adhesives and specialty coatings in the "paper converting", "flexible packaging" and "engineered products" product categories (including the manufacture, distribution and sale of the Hybond(R) contact adhesives product line and specifically excluding the wood finishes product category (including the Fabulon(R) and Cablon(R) product lines)) conducted by the Company and the Subsidiaries.
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            "Canadian Business" means the business of distributing and selling specialty adhesives and specialty coatings in the "paper converting", "flexible packaging" and "engineered Products" product categories (including the manufacture, distribution and sale of the Hybond(R) contact adhesives product line and specifically excluding the wood finishes product category (including the Fabulon(R) and Cablon(R) product lines)) as conducted in Canada by P&S Canada.

            "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

            "Company" means Pierce & Stevens Corp., a New York corporation.

            "DOJ" means the Antitrust Division of the United States Department of Justice or any successor governmental agency or body.

            "Environmental Laws" means any Law or Order relating to protection or regulation of the environment, Laws regulating or relating to the emission, discharge, disposal, treatment, transportation, storage, release or threatened release of hazardous, toxic or other pollutants, contaminants, chemicals, materials, substances, wastes or Hazardous Materials into the environment, including ambient air, surface water, ground water, land surface or subsurface strata, or otherwise regulating or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals, materials, substances, wastes or Hazardous Materials, and all regulations, rules, codes, plans, decrees, judgments, injunctions, Orders, notices and demand letters issued, entered, promulgated or approved thereunder.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Facilities" means all of the real property comprising the Buffalo, New York, Kimberton, Pennsylvania, Carol Stream, Illinois, and Mexico City, Mexico manufacturing facilities and related buildings and structures, as are more fully defined and described in Schedule 3.09 together with all improvements and fixtures thereon and all easements and appurtenances inuring thereto.

            "FTC" means the United States Federal Trade Commission or any successor Governmental Body.

            "Governmental Body" means any foreign, Federal, State, county, city, town, village, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

            "Hazardous Materials" means any toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined, regulated or qualifying as such in (or for the purposes of) any Environmental Law, or any pollutant or contaminant, and shall


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      include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including but not limited to any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 et seq., as amended or hereafter amended, polychlorinated biphenyls and asbestos in any form or condition.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Intellectual Property" means all present and future rights in patents, copyrights, trademarks, service marks, trade names, logos, inventions, discoveries, improvements, processes and formulae, trade secrets, proprietary technical information, technical know-how, research, computer hardware and software licenses, marketing and other data and intellectual property rights and applications and registration therefor used in connection with the Business, including without limitation, the Intellectual Property listed on Schedule 3.11 hereto.

            "Knowledge" means actual knowledge after reasonable investigation.

            "Laws" means all laws, statutes, codes, rules, regulations, ordinances, or Orders of any Governmental Body.

            "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance with respect to such property or asset.

            "Material" or "Material Adverse Effect" means a material adverse effect on the assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole immediately upon the effectiveness of the Closing on the Closing Date.

            "Occupational Safety and Health Law" means the Occupational Safety and Health Act of 1970 and any other Law or Order regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

            "Order" means any order, writ, injunction, decree, judgment, award, determination or written direction of any court, arbitrator or Governmental Body.

            "Ordinary Course of Business" means the operation of the business in a manner, and in accordance with policies and practices, consistent with past custom and practice (including with respect to quantity and frequency) in the operation of the Business.

            "Permitted Lien" means (i) any Lien for which the underlying liability is disclosed on the Balance Sheet, (ii) any Lien for taxes not yet due or being contested in good faith or


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      (iii) any Lien which does not materially detract from the value or materially interfere with the use of any asset as currently used in the Business by Company or any Subsidiary.

            "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Pre-Closing Tax Period" means any Tax period prior ending to the Closing Date.

            "Product Liability" means the liability of the manufacturer or seller of an article for injury to persons, damage to property or any other cost, damage or expense resulting from a manufacturer's defect in or the condition of such article or the warnings or instructions with respect to such article, or consequential, punitive or other similar costs or damages arising as a result thereof, whether payable under the principles of strict liability, contract, tort or other applicable law excluding, however, any liability, cost or expense which is a Product Warranty Liability.

            "Product Warranty Liability" means the liability of the manufacturer or seller of an article to service, repair or replace such article (including all costs thereof, whether for materials or labor or otherwise), or to refund the purchase price thereof, pursuant to the terms of a product warranty given by such manufacturer or seller, or otherwise arising under or established by Law with respect to such article.

            "Products" shall mean that group of products which has been designed, developed and/or produced or which is presently sold or offered for sale by the Business, including all of the commercially produced products itemized by product name and number on Schedule 1(a) hereto.

            "Seller Group" means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.

            "Shares" means all of the issued and outstanding shares of common stock, no par value, of the Company.

            "Subsidiaries" means (i) Pierce and Stevens Holding Corporation de Mexico, S.A. de C.V., a company incorporated under the laws of Mexico,
      (ii) Pierce and Stevens de Mexico, S.A. de C.V., a company incorporated under the laws of Mexico, and (iii) Pierce and Stevens Corporation, S.A. de C.V., a company incorporated under the laws of Mexico.


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            "Tax or Taxes" means all taxes, charges, fees, levies, or other assessments, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

            "Tax Asset" means any net operating loss, net capital loss, deduction, credit or other tax attribute which could reduce Taxes.

            "Taxing Authority" means any Governmental Body (domestic or foreign) responsible for the imposition of any Tax.

            "Wood Finishes Business" means all of the assets (including, without limitation, the real property and manufacturing facility located in Fort Erie, Ontario, Canada and the parcels of real property adjacent thereto located at 42 and 48 Concession Road, Fort Erie, Ontario, Canada, and all manufacturing equipment, inventory, patents, trade secrets, trademarks, copyrights, technology, formulas and the like, accounts receivable, books, records and customer lists) and liabilities related to the business of manufacturing, distributing and selling specialty coatings to the wood finishes product category currently conducted by Seller including, without limitation, the Fabulon(R) and Cablon(R) product lines.

(b) Each of the following terms is defined in the Section set forth opposite such term:

                  Term                            Section
                  ----                            -------

            Assets                                 2.01(b)
            Benefit Arrangements                   3.15(b)
            Closing                               12.01
            Closing Date                          12.01
            Closing Date Balance Sheet             2.03(a)
            Company Employee Plans                 3.15(a)
            Contracts                              3.12
            Current Employees                      7.01
            Financial Statements                   3.06
            Improper Claim                        11.03(a)(ii)(C)
            Indemnifying Party                    11.03(b)
            Indemnified Party                     11.03(b)
            Inventory                              2.03(a)
            Milpitas Property                      5.03(f)
            Non-Tendering Party                   11.03(a)
            PLU Capital Accumulation Plan          7.02(a)
            PLU Retirement Plan                    7.02(a)
            Personal Claim                        11.03
            Proper Claim                          11.03(a)(i)
            Purchase Price                         2.02


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            Purchaser                               Preamble
            Purchaser's 401(k) Plan                7.02(a)
            Purchaser's Pension Plan               7.02(a)
            Purchaser's Indemnitees               11.01
            Purchaser's Losses                    11.01
            Purchaser's Welfare Benefit Plans      7.02(b)
            Real Property                          3.09
            Seller                                  Preamble
            Seller's Indemnitees                  11.02
            Seller's Welfare Benefit Plans         7.02(a)
            Tendering Party                       11.03(a)
            Third-Party Claim                     11.03

                                   ARTICLE II
                     PURCHASE AND SALE OF SHARES AND ASSETS

2.01 Shares and Assets to be Purchased; Liabilities to be Assumed. On the Closing Date, Seller shall sell, assign, transfer and deliver to Purchaser and Purchaser shall purchase, accept, assume and acquire from Seller, all of Seller's right, title and interest in and to the following:

      (a)   the Shares;

      (b) the following assets related to the Canadian Business (collectively referred to hereafter as the "Assets"):

            (i)   all Inventory (as defined in Section 2.04(a) below); and

            (ii) all accounts and accounts receivable, trade accounts, notes and notes receivable, book debts and other debts due or accruing due to P&S Canada in connection with the Canadian Business and the full benefit of all security therefor, including, but not limited to, those listed on Schedule 2.01(b)(ii) (collectively referred to hereafter as the "Accounts Receivable"); and

      (c) the following liabilities related to the Canadian Business (collectively referred to hereafter as the "Assumed Liabilities"):

            (i) bona-fide third party accounts payable, payroll liability, liability for customer deposits, accrued expenses (other than accrued expenses for Taxes) and other liabilities of the Canadian Business, to the extent that such items are reflected on the liability side of the Closing Date Balance Sheet; and

            (ii) liabilities and obligations relating to the Canadian Business pursuant to all contracts included in the Assets.


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2.02  Purchase Price. The total aggregate purchase price for the Shares and the
      Assets ("Purchase Price") shall be Forty-Five Million Seventy-Five Thousand and 00/100 Dollars ($45,075,000.00), which amount shall be adjusted: (a) downward at Closing on a dollar-for-dollar basis by one-half (1/2) of the premium paid or to be paid pursuant to a binding commitment by Purchaser to procure special indemnity insurance in accordance with
      Section 5.16 of this Agreement; provided, however, that in no event shall such adjustment (i) result in a decrease to the Purchase Price of more than Three Hundred Thousand and 00/100 Dollars ($300,000.00) or (ii) be made in the event that Purchaser does not actually procure special indemnity insurance as contemplated by Section 5.16 of this Agreement; and
      (b) upward or downward on a dollar-for-dollar basis, by the amount, if any, determined pursuant to Section 2.04.

2.03  Payments at Closing. On the Closing Date:

      (a) Purchaser shall pay to Seller the amount of Forty-Three Million Seventy-Five Thousand and 00/100 Dollars ($43,075,000.00) by wire transfer of immediately available funds to an account designated by Seller in writing prior to the Closing Date; provided, however, that such amount shall be further adjusted downward on the Closing Date in the manner provided in Section 2.02(a) if Purchaser has procured the special indemnity insurance in accordance with Section 5.16.

      (b) Purchaser shall deposit the sum of Two Million and 00/100 Dollars ($2,000,000.00) in escrow with respect to remediation and/or correction of certain on-site environmental liabilities in the manner contemplated by the Environmental Protocol Agreement attached as Schedule 2.03(b)(i) and in accordance with the Environmental Escrow Agreement attached as Schedule 2.03(b)(ii) ("Environmental Escrowed Funds").

2.04  Adjustment to Purchase Price.

      (a) Within ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to Seller a balance sheet ("Closing Date Balance Sheet"), which balance sheet shall set forth, as of the Closing Date, the total assets, total liabilities and net worth of the Company. The Closing Date Balance Sheet shall be prepared in a manner consistent with the manner in which the Company's April 30, 1996 balance sheet ("April 30 Balance Sheet") was prepared; provided, however, that the parties hereto acknowledge and agree that the Closing Date Balance Sheet shall reflect: (i) any and all adjustments as are necessary to reflect all Subsidiaries and transactions relating thereto; (ii) the transfer of ownership of P&S Canada, the Milpitas Property and the other transfers and dividends permitted pursuant to Section 5.03; (iii) the reversal of all accruals relating to environmental liabilities, product liabilities, litigation, tax liabilities and any other liability for which Seller is obligated to indemnify Purchaser pursuant to Section 11.01; and
            (iv) the actual accounts payable balance as of April 30, 1996 for the Canadian Business. In preparing the Closing Date Balance Sheet, Purchaser shall conduct a physical inventory of all raw materials, work in process, finished goods, packaging materials and supplies and containers (collectively, "Inventory") as of the Closing


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            Date in accordance with the physical inventory instructions attached as Schedule 2.04(a). The physical inventory shall be conducted on the Closing Date. The Inventory and accounts receivable shall be valued in accordance with the Company's past valuation practices. Seller shall be entitled to full access to the relevant records and working papers of Purchaser and the Company to aid Seller in its review of the Closing Date Balance Sheet.

      (b)   The Purchase Price shall be:

            (i) increased, on a dollar-for-dollar basis, by the amount, if any, that net worth of the Company as set forth on the Closing Date Balance Sheet is greater than Twenty-One Million Six Hundred Sixty-Two Thousand and 00/100 Dollars
                  ($21,662,000.00);

            (ii) decreased, on a dollar-for-dollar basis, by the amount, if any, that the net worth of the Company as set forth on the Closing Date Balance Sheet is less than Twenty-One Million Six Hundred Sixty-Two Thousand and 00/100 Dollars
                  ($21,662,000.00);

      (c)   The Purchase Price shall be further adjusted as follows:

            (i) the Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount, if any, that current assets of P&S Canada (excluding cash and prepaid expenses) are greater than Five Hundred Ninety-Eight Thousand and 00/100 Dollars ($598,000.00); or

            (ii) the Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount, if any, that current liabilities of P&S Canada are less than Two Hundred Sixty-Seven Thousand and 00/100 Dollars ($267,000.00); provided, however, that for purposes of determining the adjustment to the Purchase Price pursuant to this Section 2.04(c)(ii), the current liabilities of P&S Canada may be increased to an amount not to exceed Three Hundred Sixty-Seven Thousand and 00/100 Dollars ($367,000.00) to adjust the estimate of the accounts payable balance as reflected in the April 30 Balance Sheet to the actual accounts payable balance as of April 30, 1996 for the Canadian Business.

      (d) Seller and its auditors shall be entitled to full access to the relevant records and working papers of Purchaser and the Company to aid Seller in its review of the Closing Date Balance Sheet. In the event Seller and Purchaser are unable to agree on the Closing Date Balance Sheet (as computed in accordance with this Agreement) within thirty (30) days following Seller's receipt of the Closing Date Balance Sheet, either Seller or Purchaser shall be entitled to demand in writing that such disagreement be submitted to arbitration to settle any such dispute. Any such arbitration shall be conducted in the City of Cleveland, State of Ohio, by an arbitrator acceptable to both Seller and Purchaser, or in the event Seller and Purchaser


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            cannot agree on a single arbitrator within ten (10) days of any such written demand, by three (3) arbitrators, one (1) of whom shall be appointed by Seller, one (1) of whom shall be appointed by Purchaser and the third of whom shall be appointed by the first two (2) arbitrators. The parties agree that any issues involving primarily financial matters shall be submitted to the public accounting firm of Arthur Andersen LLP and that any issues involving matters other than financial matters shall be submitted to persons having legal expertise for arbitration. If either party fails to appoint an arbitrator within ten (10) days of the written demand for arbitration identified above, then the arbitrator appointed by the other party shall arbitrate any such disagreements in accordance with this Section 2.04. Except as to the manner of selection of arbitrators as set forth herein, the arbitration proceedings shall be conducted promptly and expeditiously pursuant to the rules of the American Arbitration Association; provided, however, that whenever appropriate and/or applicable in the context of any dispute, the arbitrator(s) shall apply standards consistent with past practice of the Company and the April 30 Balance Sheet in reaching a decision. The decision of the arbitrator(s) shall be final, conclusive and binding upon Seller and Purchaser. Seller and Purchaser shall share equally the expenses for a single arbitrator and the arbitration, or in the event the parties cannot agree upon a single arbitrator, each party shall bear the expenses of its arbitrator and shall share equally with the other the expenses of a third arbitrator and the arbitration.

      (e) Within five (5) Business Days after Seller and Purchaser agree upon any Purchase Price adjustment pursuant to this Section 2.04 or the Purchase Price adjustment is determined through arbitration:

            (i) Purchaser shall pay to Seller the amount of any such increase to the Purchase Price, together with interest on the amount of any such increase to the Purchase Price at an annual rate equal to the prime rate as published by the Wall Street Journal on the date of payment, which interest shall accrue beginning on the sixty-first (61st) day following the Closing Date through and including the date upon which Purchaser delivers to Seller the Closing Date Balance Sheet; or

            (ii) Seller shall pay to Purchaser the amount of any such decrease to the Purchase Price.

            Any amounts paid pursuant to this Section 2.04 shall be paid by wire transfer of immediately available funds to an account designated by the recipient.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser the following:


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3.01  Organization, Standing and Authority of Seller.

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. P&S Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Each of Seller and P&S Canada has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

      (b) The execution and delivery of this Agreement by each of Seller and P&S Canada and the performance by Seller and P&S Canada of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Seller and P&S Canada. This Agreement and all documents required to be executed and delivered by Seller and P&S Canada hereunder constitute legal, valid and binding obligations of Seller and P&S Canada, as the case may be, enforceable against Seller and P&S Canada in accordance with their terms subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and to the application of equitable principles.

3.02 Organization, Standing and Authority of Company. Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.03 Capitalization of Company. The authorized capital stock of Company consists of two hundred (200) shares of common stock, without par value, of which shares two hundred (200) are issued and outstanding. The Shares have been duly authorized and validly issued, fully paid and nonassessable, and are owned beneficially and of record by Seller, free and clear of any Liens. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements to which the Seller or the Company are a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of the Company's capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

3.04 Certificate of Incorporation and By-Laws. The copy of the Certificate of Incorporation and the ByLaws of Company, both of which are attached hereto as Schedule 3.04, are true and complete copies of such instruments as amended to the Closing Date, and are in full force and effect.

3.05 Subsidiaries. Company owns or as of the Closing Date will own, directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of each of the Subsidiaries. There are no outstanding or authorized options, warrants, rights, contacts, calls, puts, rights to subscribe, conversion rights, or other agreements to which the Seller, the Company or any Subsidiary are a


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      party or which are binding upon any of the Subsidiaries providing for the issuance, disposition or acquisition of any capital stock of any of the Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Subsidiaries. Except with respect to the Subsidiaries or as set forth in Schedule 3.05(i), the Company does not have any ownership interest in any other entity. The authorized capital stock and the number of shares of capital stock outstanding of each Subsidiary are set forth on Schedule 3.05(ii).

3.06 Financial Information. The unaudited income statement and balance sheet of Company and the Subsidiaries are attached as Schedule 3.06 ("Financial Statements"). Except as set forth on Schedule 3.06 or on the notes to the Financial Statements, the Financial Statements were prepared from Seller's internal accounting records and were prepared in conformity with Seller's prior accounting practices applied on a consistent basis. In order to present the Company and the Subsidiaries on a stand-alone operating basis, certain reasonable allocations were made to centralized support expenses, SG&A expenses and certain balance sheet assets and liabilities. The Financial Statements fairly present the financial condition of Company and the Subsidiaries as of the date thereof and the results of operations for the period then ended. To the best of Seller's Knowledge, there are no material obligations or liabilities of the Company and/or the Subsidiaries relating to the Business other than liabilities (i) reflected or reserved against on the April 30 Balance Sheet, (ii) disclosed on Schedule 3.06 or
      (iii) incurred since April 30, 1996 in the Ordinary Course of Business. There has been no significant change in the Company's method of accounting or keeping its books of account or in the accounting practices of Seller with respect to the Business since January 1, 1996. EXCEPT AS SET FORTH IN SECTIONS 3.23 AND 3.24 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL INFORMATION FOR THE COMPANY OR ANY SUBSIDIARY DELIVERED TO PURCHASER OTHER THAN AS CONTAINED IN THIS
      SECTION 3.06. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.06 AND IN SECTIONS 3.23 AND 3.24, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE FINANCIAL INFORMATION PRESENTED IN THE FINANCIAL STATEMENTS.

3.07 Absence of Certain Changes or Events. Except as set forth on Schedule 3.07, or as provided in Section 5.03, since April 30, 1996, the Company and each Subsidiary has operated only in the Ordinary Course of Business consistent with past practices and there has not been:

      (a) any event, condition or occurrence which has had or could reasonably be expected to have a Material Adverse Effect;

      (b) any incurrence, assumption or guarantee by Company or any Subsidiary of any third party indebtedness from a non-Affiliate for borrowed money other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices;

      (c) any creation or other incurrence of any Lien other than in the Ordinary Course of Business consistent with past practices;


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      (d)   any activity engaged in by Company or any Subsidiary which has resulted in the acceleration or delay of the collection of accounts or notes receivable or any delay in the payment of accounts payable, in each case as compared with its custom and practice in the conduct of its business immediately prior to December 31, 1995;

      (e) any sale, assignment, conveyance, transfer, cancellation or waiver, other than in the Ordinary Course of Business, of any Material property, tangible asset, proprietary right or other intangible asset or right;

      (f) any increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements made for or with or covering any officers or employees of the Business outside the Ordinary Course of Business;

      (g) any waiver of any right relating to the Business other than in the Ordinary Course of Business;

      (h) any bonus granted or any increase in wages, salary or other compensation to any employee of the Business, except in the Ordinary Course of Business;

      (i) any damages, destruction or casualty losses which, in the aggregate, exceed $50,000 (whether or not covered by insurance) to any asset or property of the Company or any Subsidiary;

      (j) any transaction by the Company or any Subsidiary relating to the Business, other than in the Ordinary Course of Business and consistent with past practice, or has entered into any other transaction relating to the Business, whether or not in the Ordinary Course of Business, which could reasonably be expected to have a Material Adverse Effect;

      (k) any license or sublicense granted of any rights under or with respect to any Intellectual Property; or

      (l)   any agreement to do any of the foregoing.

3.08 Government Authorizations. Except for the compliance with any applicable requirements of the HSR Act, to the best of Seller's Knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or other governmental or regulatory authority is required in connection with the execution and delivery by Seller or P&S Canada of this Agreement and the consummation by Seller or P&S Canada of the transactions contemplated hereby.

3.09 Title to and Condition of Real Property. Schedule 3.09 sets forth all real property owned or leased by the Company and the Subsidiaries ("Real Property"). Subject to the Permitted Liens and any Liens disclosed on
      Schedule 3.09, each of the Company and the Subsidiaries has good title to, or in the case of leased Real Property has a valid leasehold interest in, the Real Property. All leases of Real Property are valid, binding and enforceable in accordance with their respective terms, neither the Company nor any Subsidiary is in material default under any such leases, and to the best of Seller's Knowledge, there does not exist under any such lease any material default of any other party or any event which with notice or lapse of time or both would constitute a material default. To Seller's Knowledge, the Real Property is in good operating condition and repair, normal wear and tear excepted, and is free from any defects that have, or reasonably could have, a Material Adverse Effect. Except as set forth on Schedule 3.09, to Seller's Knowledge, there are no existing structural defects in any of the Real Property.

3.10 Sufficiency of Personal Property. Except as set forth on Schedule 3.10, the Company and each Subsidiary has good and marketable title to all machinery, equipment, furniture, fixtures, tooling, dies, leasehold improvements and all other tangible personal property owned by the Company and the Subsidiaries and used in the Business ("Personal Property") free and clear of any Liens. To Seller's Knowledge, the Personal Property is in good operating condition and repair, normal wear and tear excepted, and is free from any defects that have, or reasonably could have, a Material Adverse Effect. Except as set forth on Schedule 3.10, the Company and each Subsidiary owns, leases or otherwise has the legal right to use all of the assets, whether Real Property or Personal Property, necessary to carry on the operations of the Business as the same is presently conducted and has been conducted during the twelve (12) month period immediately preceding the Closing. EXCEPT AS OTHERWISE STATED IN THIS SECTION 3.10, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SAID TANGIBLE PERSONAL PROPERTY.

3.11  Proprietary Rights.

      (a) Schedule 3.11(a) lists U.S. and Foreign Intellectual Property owned or utilized by Company and the Subsidiaries.

      (b) Except as set forth on Schedule 3.11(b), no proceedings have been instituted or are pending or, to the best of Seller's Knowledge, threatened, which challenge the validity of the ownership or use by Company or the Subsidiaries of the Intellectual Property.

      (c) Except as set forth on Schedule 3.11(c), none of Seller, the Company or any Subsidiary is infringing on any Intellectual Property Rights of others and Seller has no Knowledge of the infringement of any of its Intellectual Property by any other person.

      (d) Except for Intellectual Property which is licensed or leased from a third party, the Company is the owner of all Intellectual Property, free and clear of all Liens and free from any contractual restrictions. Except as described on Schedule 3.11 hereto, the Company and each Subsidiary has a valid and enforceable license or lease (as against the licensor or lessor) to use or to license, all such Intellectual Property, without the payment of any royalty or similar payment, except as specified in the applicable agreements. No contract, agreement or understanding between the Company and any party exists which would impede or prevent the continued use of the Intellectual Property by the Company following the Closing. The Intellectual Property listed on Schedule 3.11(a) represents all of the Intellectual Property necessary to conduct the Business as the Business was conducted immediately prior to Closing.

3.12 Material Contracts. Schedule 3.12 sets forth a list of all written contracts and agreements (collectively, "Contracts") to which the Company or any Subsidiary is bound which:

      (a) have a remaining obligation in excess of One Hundred Thousand Dollars and 00/100 ($100,000.00);

      (b) are partnership, joint venture or other similar cooperative arrangements; or

      (c) are agency, dealer, sales representative, marketing or other similar agreements that are not terminable on not more than ninety (90) days notice.

      All Contracts listed on Schedule 3.12 are valid, existing and enforceable in accordance with their terms and in full force and effect. Seller has provided to Purchaser a true and complete copy of all written Contracts with all amendments and modifications thereto. Neither the Company or any Subsidiary nor, to the best of Seller's Knowledge, any other party to any of the foregoing have violated or breached any material provision of, any Contracts, nor, to the best of Seller's Knowledge, does there exist any event or condition which, with the giving of notice, the lapse of time, or both, would become a default under any Contracts. Each of the Contracts identified on Schedule 3.12 were entered into by the Company or any Subsidiary in the Ordinary Course of Business.

3.13 Compliance with Laws. Except as set forth on Schedules 3.13, 3.16 and 3.17, the Company and each Subsidiary has substantially complied with and is in substantial compliance with all federal, state, local and foreign Laws and judicial and/or administrative decisions applicable to the Business, except for any non-compliance which does not have, individually or in the aggregate, a Material Adverse Effect.

3.14 Litigation. Except as set forth on Schedule 3.14, there is no suit, claim, action, arbitration, proceeding or investigation, pending or, to the best of Seller's Knowledge, threatened, against the Company or any Subsidiary which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

3.15  Employee Benefits.

      (a) Schedule 3.15(a) lists each material "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Company or any of its Affiliates and (iii) covers any Current Employee (collectively, "Company Employee Plans"). With respect to each Company Employee Plan, Seller has provided or made available to Purchaser a true and complete copy of such plan document (or an accurate summary description of such Company Employee Plan).

      (b) Schedule 3.15(b) lists each material employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within 30 days without liability to the Company or any Subsidiary), and each material plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Company Employee Plan,
            (ii) is entered into, maintained or contributed to by Company or any of its Affiliates and (iii) covers any Current Employee (collectively, "Benefit Arrangements").

      (c) To the best of Seller's Knowledge, neither the Company nor any Affiliate has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that could become a liability of the Purchaser or any of its Affiliates after the Closing Date.

      (d) Except as set forth in Schedule 3.15(d), there is no unfair labor practice claim against the Company or any Subsidiary before the National Labor Relations Board with respect to the Business, or any strike, dispute, slowdown, or stoppage pending or, to the Knowledge of Seller, threatened against or involving the Business, and none has occurred.

      (e) Except as set forth in Schedule 3.15(e), there are no collective bargaining agreements between the Company or any Subsidiary and any labor union representing any employees of the Company or any Subsidiary in respect of the Business governing the terms of employment of any such employees.

3.16 Environmental Matters. Except as described on Schedule 3.16, the Company, each Subsidiary and each property, operation and facility that the Company or any Subsidiary may "own," "operate" or "control" (as each such term is defined by applicable Environmental Laws and other Laws and case law as the same apply to environmental matters) with respect to the Business, (a) is not subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Law or Occupational Safety and Health Law; (b) has not received any written notice (i) that it is in violation of or otherwise liable under any Environmental Law or Occupational Safety and Health Law, (ii) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions, (iii) alleging that it is responsible for any response, cleanup, or corrective action or related costs or expenses, including but not limited to any remedial investigation/feasibility studies, under any Environmental Law or Occupational Safety and Health Law, or (iv) seeking information under Section 104 of CERCLA or any other Environmental Laws;
      (c) is not the subject of any federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to a spillage, disposal, release or threatened release into the environment of any Hazardous Material or other hazardous, toxic waste, substance or constituent, or other substance at or in connection with the Real Property or the conduct of the

      Business or (ii) any allegedly unsafe or unhealthful condition under Occupational Safety and Health Law; (d) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (i) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous or toxic waste, substance or constituent, or other substance or (ii) any potentially unsafe or unhealthful condition under Occupational Safety and Health Law; (e) has obtained and has substantially complied with all permits, licenses, consents, Orders or other authorizations required under any Environmental Laws to conduct any operations or activities in connection with the Real Property and the Business except where such failure to obtain or comply would not have a Material Adverse Effect on the Business; and (f) has no contingent Material liability in connection with any actual or potential spillage, discharge, disposal or release into the environment or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises owned or occupied by the Company or any Subsidiary or any other property. To the best of Seller's Knowledge and except as otherwise disclosed on Schedule 3.16, there are no Hazardous Materials on, in or under any property of Facilities "owned," "operated" or "controlled" (as each such term is defined by applicable Environmental Laws) by the Company or any Subsidiary or non-owned disposal sites with respect to the Business, including but not limited to such Hazardous Materials that may be contained in underground storage tanks, but excepting such Hazardous Materials used in accordance with all applicable Laws. The Company and the Subsidiaries are not in violation of any permits, licenses, consents, Orders or other authorizations set forth in this Section 3.16, other than violations which would not have a Material Adverse Effect. No additional license, certificate, or permit is required from any Governmental Body in connection with the conduct of the Business which license, certificate or permit, if not obtained, would have a Material Adverse Effect.

3.17  Tax Matters. Except as set forth in the Financial Statements, on Schedule
      3.17 or where the failure do so would not have a Material Adverse Effect:

      (a) all Tax returns required to be filed with any Taxing Authority by or with respect to the Business prior to the Closing Date with respect to any Pre-Closing Tax Period have been filed or will be filed on or before the Closing Date in accordance with all applicable laws;

      (b) all amounts shown as due and payable on the Tax returns that have been filed have been timely paid;

      (c) the provisions and reserves for Taxes of the Company and its Subsidiaries reflected on the Financial Statements are adequate to cover the Tax liabilities accruing through the date thereof;

      (d) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any Tax; and

      (e) Seller is not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby.

3.18 Brokerage. No broker, finder or agent has acted directly or indirectly for Seller and/or the Company in connection with this Agreement or with the transactions contemplated hereby.

3.19 Authorization; Non-contravention. The execution, delivery and performance by Seller and P&S Canada of this Agreement are within Seller's and P&S Canada's corporate authority and power, and, except as set forth in
      Schedule 3.19: (i) require no consent, approval or authorization of any Governmental Body or official; (ii) do not contravene or constitute a default under any material provision of applicable Law; and (iii) will not result in the creation or imposition of any Lien on any of the assets of the Business. The execution and delivery of this Agreement by Seller and P&S Canada do not, and the consummation by Seller and P&S Canada of the transactions contemplated hereby will not, violate any provision of the articles of incorporation or bylaws of Seller and P&S Canada or violate or result (with or without the giving of notice or the lapse of time or both) in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien of any kind upon the property or assets of the Company or any Subsidiary pursuant to any provision of, any mortgage, Lien, lease, agreement, license, instrument or Law to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets are bound.

3.20 Governmental Permits. Except for any permits, licenses, certificates, approvals and authorizations relating to Environmental Laws or Occupational Health and Safety Law, all Material governmental permits, licenses, certificates, approvals and authorizations required to conduct the Business at the Facilities are set forth in Schedule 3.20, all of which have been obtained by the Company, and such items are valid and in full force and effect in all material respects. The Business is not in violation of any such permits, licenses, certificates, approvals or authorizations set forth in Schedule 3.20, other than violations which would not in the aggregate have a Material Adverse Effect. No additional license, certificate, or permit is required from any Governmental Body in connection with the conduct of the Business which license, certificate or permit, if not obtained, would have a Material Adverse Effect.

3.21  ERISA Compliance.

      (a) Employee Welfare Benefit Plans. With respect to each Material "employee welfare benefit plan" as such term is defined in Section 3(i) of ERISA of the Company or any Subsidiary (each a "Plan"): (i) the Plan is in substantial compliance with ERISA; (ii) the Plan has been administered substantially in accordance with its governing documents; (iii) neither the Plan, nor any fiduciary with respect to the Plan, has engaged in any "prohibited transaction" as defined in
            Section 406 of ERISA other than any transaction subject to a statutory or administrative exemption; (iv) except for the processing of routine claims in the ordinary course of administration, there is no Material litigation, arbitration or disputed claim outstanding; and (v) all premiums due on any insurance contract through which the Plan is funded have been paid.

      (b) Employee Pension Benefit Plans. Except as set forth in Schedule 3.21, with respect to each "employee pension benefit plan" relating to employees, as such term is defined in Section 3(s) of ERISA of the Company or any Subsidiary (each a "Plan"): (i) the Plan is qualified under Section 401(a) of the Code, and any trust through which the Plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code; (ii) the Plan is in Material compliance with ERISA; (iii) the Plan has been administered substantially in accordance with its governing documents as modified by applicable law; (iv) the Plan has not suffered an "accumulated funding deficiency" as defined in Section 412(a) of the Code; (v) the Plan has not engaged in, nor has any fiduciary with respect to the Plan engaged in, any "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code other than a transaction subject to statutory or administrative exemption; (vi) the Plan has not been subject to a "reportable event" (as defined in Section 4043(b) of ERISA), the reporting of which has not been waived by regulation of the Pension Benefit Guaranty Corporation; (vii) no termination or partial termination of the Plan has occurred within the meaning of Section 411(d)(3) of the Code; (viii) all contributions required to be made to the Plan or under any applicable collective bargaining agreement have been made to or on behalf of the Plan; (ix) there is no Material litigation, arbitration or disputed claim outstanding; and
            (x) all applicable premiums due to the Pension Benefit Guaranty Corporation for plan termination insurance have been paid in full on a timely basis.

      (c) Miscellaneous. Except as disclosed in Schedule 3.21, there are no Liens on the assets of such Plans, and favorable determination letters with respect to the employee pension benefit plans have been obtained from the Internal Revenue Service for such Plans evidencing their compliance with applicable provisions of the Code.

3.22 Warranties. Except as disclosed in Schedule 3.22, there is no outstanding claim, action or investigation against the Company or any Subsidiary and, to Seller's Knowledge, no threatened claim, action or investigation against the Company or any Subsidiary for Product Liability or for breach of Product Warranty Liability to any customer of the Business.

3.23 Accounts Receivable. All accounts receivable that have been recorded on the books of the Company and each Subsidiary are bona fide and represent amounts validly due for goods sold or services rendered in the Ordinary Course of Business and, as of July 31, 1996, are collectible in the Ordinary Course of Business, subject to bad debt experiences consistent with past practices.

3.24 Inventory. All Inventory in "O" categories on the books of the Company and each Subsidiary is, in all material respects, usable by the Business and saleable at the value reflected on the books.

3.25 Insurance. Schedule 3.25 contains an accurate and complete list of all policies of fire, liability, keyman life insurance, workers' compensation, products liability and other forms of insurance owned or held by or beneficially for the Company or any Subsidiary. All such policies are in full force and effect, no premiums with respect thereto are past due and no notice of cancellation or termination has been received by Seller, the Company or any Subsidiary with respect to any such policy. Schedule 3.25 also identifies all risks for which the Company and any Subsidiary are self-insured.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF TO THE PURCHASER

            Purchaser hereby represents and warrants to Seller and P&S Canada the following:

4.01  Organization, Good Standing and Authority of Purchaser.

      (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

      (b) The execution and delivery by Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and all documents required to be executed and delivered by Purchaser hereunder constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and to the application of equitable principles.

4.02 No Conflict. Neither the execution and delivery of this Agreement nor the Purchaser's performance of the transactions contemplated herein will violate or conflict with any provisions of Purchaser's Partnership Agreement.

4.03 Broker's or Finder's Fees. Except for Chemquest Group, no broker, finder or agent has acted directly or indirectly for Purchaser in connection with this Agreement or with the transactions contemplated by this Agreement.

4.04 Financing. Purchaser has, or will have, at or prior to Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase the Shares and pay any other amounts to be paid by it hereunder.

4.05 Litigation. There is no action, suit, investigation or proceeding pending, or to the Knowledge of Purchaser threatened, against Purchaser before any court or arbitrator or any Governmental Body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or Materially delay the transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

5.01 Access to Records. From the date hereof to the Closing Date, Seller shall allow, and shall cause Company and the Subsidiaries to allow, Purchaser and Purchaser's counsel, accountants and other representatives, access to the properties, books and records of the Business at reasonable hours. Any investigation pursuant to this Section 5.01 shall be conducted in such a manner as to not interfere unreasonably with the conduct of the Company's and Subsidiaries' businesses. Notwithstanding anything in this Section
      5.01 to the contrary and except as may be permitted in the event the Company or any Subsidiary is authorized and/or able to obtain a confidentiality agreement, Seller, the Company and the Subsidiaries shall have no obligation to provide Purchaser with any properties, books and/or records which contain information which could (i) violate any federal, state, local or foreign Law, rule or regulation, or (ii) result in a breach of any contract or agreement to which Seller, the Company or any Subsidiary is a party.

5.02 Conduct of the Business. Except as otherwise provided in this Agreement, from the date hereof until the Closing Date, the Company and the Subsidiaries shall continue to operate the Business in the ordinary course and in a manner consistent with past practices. Without limiting the generality of the foregoing and except as otherwise provided in this Agreement, from the date hereof to the Closing Date, neither Seller, P&S Canada, the Company nor any Subsidiary will take any of the following actions with respect to the Business without the prior written consent of
      Purchaser:

      (a) (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

      (b) issue, grant, deliver, sell, pledge or otherwise encumber any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, or convertible securities;

      (c) amend or propose to amend its Certificate of Incorporation, as amended, or By-Laws, as amended, or any other organizational and/or charter documents;

      (d) directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any Person or acquire or agree to acquire any assets other than in the Ordinary Course of Business and consistent with past practices;

      (e) except in the Ordinary Course of Business and consistent with past practices, and except as otherwise provided for in this Agreement, sell, lease, license, encumber or otherwise dispose of any of their assets, other than as may be required by law or to consummate the transactions contemplated hereby;

      (f)   agree or commit to do any of the foregoing;

      (g) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any Material respect at the Closing Date; or

      (h) make any other change required to be disclosed on Schedule 3.07 hereof.

5.03 Permitted Transfers and Dividends. At or at any time prior to the Closing, Seller, the Company, P&S Canada and the Subsidiaries shall have the right to do each of the following:

      (a) sell, assign or otherwise transfer the Wood Finishes Business to Seller or any of Seller's Affiliates;

      (b) dividend or otherwise transfer to Seller or any of Seller's Affiliates all proceeds resulting from the sale, assignment or transfer of the Wood Finishes Business pursuant to Section 5.03(a);

      (c) change the corporate name of Pratt & Lambert de Mexico S.A. de C.V. to Pierce & Stevens Holding Corporation de Mexico S.A. de C.V.;

      (d) transfer ownership of the capital stock of Pratt & Lambert de Mexico S.A. de C.V. from Seller to the Company;

      (e) dividend or otherwise transfer to Seller or any of Seller's Affiliates all assets from the Company and the Subsidiaries which are not directly related to the operations of the Business as it is currently conducted which are set forth on Schedule 5.03(e);

      (f) dividend or otherwise transfer real property located at 805 Sinclair Frontage Road, Milpitas, California ("Milpitas Property") from the Company to Seller;

      (g)   merge P&S Subsidiary, Inc. into the Company;

      (h) dividend or otherwise transfer to Seller ownership of the issued and outstanding capital stock of P&S Canada from the Company to Seller; and

      (i)   dividend or otherwise transfer to Seller all of the cash.

5.04 Accounts. On and after the Closing Date, Seller shall, within thirty (30) days of receipt, forward to Purchaser any monies received by Seller with respect to any goods and/or services delivered and/or performed by Company or any Subsidiary after the Closing Date.

5.05 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser and Seller will each use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary (i) to satisfy their respective conditions precedent set forth in Articles VIII and IX and (ii) under applicable laws and regulations, to consummate the transactions contemplated by this Agreement. Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate the transactions contemplated by this Agreement and to vest in Purchaser good title to the Shares.

5.06 HSR Act Filings. Purchaser and Seller will use reasonable efforts to file or cause to be filed with the FTC and the DOJ, as promptly as practicable but in no event later than five (5) Business Days after the execution of this Agreement, the Notification and Report Form and related Material required to be filed in connection with the transactions contemplated in this Agreement pursuant to the HSR Act, and to promptly file any additional information requested by the FTC or the DOJ as soon as practicable after receipt of a request therefor. In addition, Purchaser shall use its best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act that is required for the consummation of the transactions contemplated by this Agreement, which efforts shall include, without limitation, the proffer by Purchaser of its willingness to accept an order providing for the divestiture by Purchaser of such of the assets relating to the Business (or, in lieu thereof, assets and businesses of the Purchaser having an approximate equivalent value) as are necessary to fully consummate the transactions contemplated by this Agreement, and an offer to hold separate such assets and businesses pending such divestiture. In the event that the FTC or the DOJ requires the divestiture or the holding separate by Purchaser of any of the assets relating to the Business, no adjustment shall be made to the Purchase Price and Purchaser shall be required to hold such assets separate, or to divest them, as the case may be, following the Closing.

5.07  Access.

      (a) On and after the Closing Date, Purchaser will afford promptly to Seller and its agents reasonable access to the Company's and Subsidiaries' properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to determine any matter relating to its rights and obligations with respect to any event occurring or period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the Business.

      (b) Without limiting the provisions of paragraph (a) above, at all reasonable times on and after the Closing Date, Purchaser will afford promptly to Seller and its agents such access, including, copies as applicable, as is reasonably required to the Company's and Subsidiaries' database, testing equipment, properties, books, records, and employees to the extent necessary to permit Seller to determine matters relating to its rights and obligations under the indemnity provisions of Section 11.01 or otherwise with respect to claims arising in connection with the Company's Hybond 100NF(R)product line. To facilitate the settlement or other disposition of claims relating to the Company's Hybond 100NF(R)product line,

            Purchaser agrees to maintain in force the Company's existing agreement with Don Smith Consulting Inc. to perform laboratory testing services with respect to claims alleging failure of test samples of Hybond 100NF(R).

5.08 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Purchaser and its Affiliates will hold and not disclose to any Person, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold and not disclose to any Person, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all information concerning the Company, Subsidiaries or Seller furnished to Purchaser or its employees, agents or representatives in connection with the transactions contemplated by this Agreement and any notes, analyses, studies or other documents prepared by or on behalf of Purchaser or its employees, agents or representatives, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Purchaser, (b) in the public domain through no fault of Purchaser or (c) later lawfully acquired by Purchaser from sources other than Seller or its Affiliates; provided that Purchaser may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents on a need-to-know basis in connection with the transactions contemplated by this Agreement and to its lenders on a need-to-know basis in connection with obtaining any financing for the transactions contemplated by this Agreement so long as such Persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to treat such information confidentially. If this Agreement is terminated, Purchaser and its Affiliates will, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained or prepared by or on behalf of Purchaser or its employees, agents or representatives in connection with this Agreement that are subject to such confidence.

5.09 Disclosure. Prior to the Closing Date, neither party to this Agreement will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior consent of the other party. The content of any such release or disclosure shall be mutually agreed upon between the parties. Notwithstanding the above, nothing in this Section 5.09 will preclude either party from making any disclosures required by law or regulation or necessary and proper in conjunction with the filing of any Tax return or other document required to be filed with any federal, state or local governmental body, authority or agency in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or disclosure in advance of its issuance.

5.10 Plant Closing Notification. Purchaser shall be responsible for providing any notice of layoff or plant closing required with respect to any manufacturing facility of Company pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988, any successor federal law and any applicable state or local plant closing notification statute, for any such layoffs or plant closings which will commence effective on or subsequent to the Closing Date.

5.11 Intercompany Items. Seller shall, as of the date immediately preceding the Closing Date, by appropriate documentation and accounting entries, contribute to the paid in capital of the Company, any intercompany payables, receivables and/or indebtedness to Seller arising prior to the Closing Date.

5.12 Corporate Services. On the Closing Date, Purchaser and Seller shall execute and deliver a corporate services agreement, in the form attached as Schedule 5.12, pursuant to which Seller shall make available to Purchaser certain administrative support services which are currently being provided to the Business on a basis, and for a price, substantially consistent with Seller's and the Company's recent historical practices including, without limitation, computer and data processing services, accounting services, human resource benefits administration services, the use of warehouse facilities and related site services, and distribution services.

5.13 Lease Agreement. On the Closing Date, Purchaser and Seller shall execute and deliver a lease agreement, in the form attached as Schedule 5.13, for the real property located in Milpitas, California for purposes of warehousing finished goods. The term of such lease agreement shall continue until December 31, 1996 and shall be renewable thereafter on a month-to-month basis.

5.14  Use of Materials With Certain Trademarks and Names.

      (a) For a period of six (6) months after the Closing Date, Seller hereby grants to Purchaser, the Company and the Subsidiaries a non-exclusive, non-assignable and royalty-free license to use the trademark "Pratt & Lambert" and the names "Pratt & Lambert United" and "Pratt & Lambert United, Inc." (hereafter in this Section 5.14, individually or collectively, the ("P&L Trademark/Name") on any and all packaging materials for products sold in the Business and on any and all copyrighted and non-copyrighted promotional and sales materials, office supplies and product literature being purchased and sold hereunder on which the P&L Trademark/Name appears on the Closing Date ("P&L Materials"). A stock of P&L Materials shall be in the Business' possession on the Closing Date and neither Purchaser, the Company nor any Subsidiary shall reorder any P&L Materials bearing the P&L Trademark/Name at any time on or after the Closing Date. Any P&L Materials bearing the P&L Trademark/Name not used within six (6) months after the Closing Date may not thereafter be used by Purchaser unless the P&L Trademark/Name is completely obliterated therefrom. Any P&L Materials which remain shall be destroyed at Purchaser's sole expense. Purchaser shall provide to Seller a notarized affidavit, signed by an officer of Purchaser, certifying that all P&L Materials have been used or destroyed within seven (7) months after the Closing Date.

      (b) For a period of six (6) months after the Closing Date, Purchaser hereby grants to Seller and its Affiliates a non-exclusive, non-assignable and royalty-free license to use the trademark "Pierce & Stevens" and the names "Pierce & Stevens" and Pierce & Stevens Corp. (hereafter in this Section 5.14, individually or collectively, the "P&S Trademark/Name") on any and all packaging materials for products sold in the Wood Finishes Business on any and all copyrighted and non-copyrighted promotional and sales materials, office supplies and product literature on which the P&S Trademark/Name appears on the Closing Date ("P&S Materials"). A stock of P&S Materials shall be in the Wood Finishes Business' possession on the Closing Date and neither Seller nor any of its Affiliates shall reorder any P&S Materials bearing the P&S Trademark/Name at any time on or after the Closing Date. Any P&S Materials bearing the P&S Trademark/Name not used within six (6) months after the Closing Date may not thereafter be used by Seller unless the P&S Trademark/Name is completely obliterated therefrom. Any P&S Materials which remain shall be destroyed at Seller's sole expense. Seller shall provide to Purchaser a notarized affidavit, signed by an officer of Seller, certifying that all P&S Materials have been used or destroyed within seven (7) months after the Closing Date.

5.15 Distribution Agreement. On the Closing Date, Purchaser and Seller shall execute and deliver a distribution agreement, in the form attached as
      Schedule 5.15, pursuant to which Seller shall supply to Purchaser specified quantities of Cablon(R) for sale in connection with the sale of products from the Hybond(R) product line.

5.16 Purchase and Maintenance of Additional Indemnity Insurance. Purchaser agrees to procure from or through a reputable insurance broker or company a binding commitment to issue an insurance policy, effective as of the Closing Date, to provide additional excess insurance coverage for the Company with respect to certain environmental liabilities, set forth on
      Schedule 5.16, certain product liability claims (excluding claims relating to Hybond 100NF(R)) set forth on Schedule 5.16, incurred but not filed disability claims and other litigation arising prior to the Closing Date and set forth on Schedule 5.16. Any such insurance policy or arrangement shall include a waiver of any and all subrogation rights which the insurer may have against Seller, its subsidiaries and Affiliates (but not against any other third party) arising from or relating to the claims submitted thereunder. Purchaser agrees to maintain such insurance policy or arrangement until at least the later of (i) the seventh (7th) anniversary of the Closing Date, or (ii) the expiration of any period during which a claim for indemnification pursuant to Section 11.01(c) may exist. In the event that Purchaser cancels such insurance policy or arrangement and is entitled to a refund, Purchaser promptly shall notify Seller of that fact and Seller shall be entitled to receive the lesser of (i) one-half (1/2) of the amount of such refund or (ii) a percentage of such refund equal to the percentage of the aggregate premiums paid by Seller.

5.17 Waiver of Rights Respecting Seller's Insurance. Purchaser agrees that it hereby waives any and all rights whatsoever to protection under, or the ability to claim directly against, any insurance policy of Seller or any of Seller's Affiliates in connection with any claim or other event for which Purchaser is entitled to indemnity from Seller pursuant to Article XI; provided, however, that such waiver shall not apply with respect to any insured claim for which Purchaser has exceeded the limitations as to amount of indemnification set forth in Section 11.06. Purchaser further agrees that with respect to claims arising from or related to Hybond 100NF(R), Purchaser promptly will (i) notify Seller or its designee of any and all claims involving or relating to the alleged failure of any Hybond 100NF(R) product and (ii) refer any and all such claims to Seller or its designee for appropriate disposition. Notwithstanding the foregoing, except as set forth in the preceding sentence, Purchaser shall continue to have access to Seller's insurance policies with respect to worker's compensation and disability insurance for claims incurred but not filed on or prior to the Closing Date.

5.18 License Agreement. On the Closing Date, Purchaser and Seller shall execute and deliver a license agreement, in the form attached as Schedule 5.18, pursuant to which Purchaser shall grant to Seller a license to manufacture, use and sell products currently identified and/or sold under the Proxpeel designation and to use the Proxpeel trademark.

5.19  Guarantee by Sovereign.

      (a) Sovereign hereby irrevocably and unconditionally guarantees the prompt and complete payment and performance by Purchaser of all obligations of Purchaser described in this Agreement and in any Schedule attached hereto. This guarantee is a primary obligation enforceable by Seller, its successors and assigns, before or after proceeding against Purchaser and regardless of any insolvency, receivership or bankruptcy of Purchaser or any discharge, reduction, extension or other modification of any of Purchaser's indebtedness and/or obligations under this Agreement or any Schedule attached hereto. This guarantee shall survive and be binding following any merger, reorganization, consolidation or other change in the structure, personnel, business or affairs of Purchaser.

      (b) Sovereign waives any claim or defense to this guarantee based upon lack of consideration, and Sovereign irrevocably waives presentment, demand, protest or other notice of any kind including, without limitation, notice of acceptance of this guarantee and notice of any claim or demand upon Purchaser or Sovereign. Sovereign agrees that no act or omission on the part of Seller, or any employee, agent, successor or assignee of Seller, will diminish or adversely affect this guarantee. Without notice to Sovereign, Seller may extend the time for any payment under this Agreement, extend the term of this Agreement, modify, supplement or amend this Agreement, and otherwise agree in any manner with Purchaser.

      (c) This guarantee is for the benefit of Seller, and its successors and assigns, and is binding upon Sovereign, its successors and assigns, except that Sovereign may not assign or transfer any of its obligations under this guarantee, whether by operation of law or otherwise, without the prior written consent of Seller which consent may be unreasonably withheld at the sole and absolute discretion of Seller. Any modifications, amendments or supplements to this Agreement will not diminish or adversely affect any obligation of Sovereign under this guarantee. Sovereign will reimburse Seller for any expenses incurred by Seller in enforcing this guarantee including, without limitation, reasonable attorney fees.

                                   ARTICLE VI
                                   TAX MATTERS

6.01  Tax Covenants.

      (a) Section 338(h)(10) Election. Seller and Purchaser shall join in making a timely election (but in no event later than sixty (60) days following the Closing) under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in all applicable states, with respect to the sale and purchase of the Shares pursuant to this Agreement, and each party shall provide to the other all necessary information to permit such elections to be made. Purchaser and Seller shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve timely elections. All Taxes attributable to the elections made pursuant to this Section 6.01(a) shall be the liability of Seller. In connection with such elections, within sixty
            (60) days following the Closing Date, Purchaser and Seller shall act together in good faith to determine and agree upon the "deemed sale price" to be allocated to each asset of Purchaser in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) and the other regulations under Section 338 of the Code. Notwithstanding the generality of the immediately preceding sentence, Purchaser and Seller agree that the "deemed sale price" shall be allocated to (i) the monetary assets at their fair market value as of the Closing Date as determined as part of the determination of the net worth of the Company in accordance with Section 2.03(b) hereof; provided in
            Schedule 6.01(a); (ii) the fixed assets of the Company at their appraised fair market value as provided in Schedule 6.01(a); and
            (iii) the balance of the "deemed sale price" shall be allocated to good will and other intangible assets of the Company. Both Purchaser and Seller shall report the tax consequences of the transactions contemplated by this Agreement consistently with such allocations and shall not take any position inconsistent with such allocations in any Tax Return or otherwise. Seller shall be liable for, and shall indemnify and hold Purchaser and the Company harmless against, any Taxes or other costs attributable to a failure on the part of Seller to take all actions required of them under this Section 6.01(a).

      (b) Purchaser shall promptly pay or shall cause prompt payment to be made to Seller of any refund of Taxes received by Purchaser, any affiliate of Purchaser or Company, attributable to any Pre-Closing Tax Period or Seller Taxes paid pursuant to Section 6.02(b) except to the extent such refunds relate to Taxes paid or assumed by Purchaser.

6.02  Return Filings and Payment of Tax.

      (a) Seller shall prepare and file or cause to be prepared and filed on a timely basis all Tax returns of or with respect to the Business with respect to all Pre-Closing Tax Periods, and shall pay or cause to be paid to the appropriate Taxing Authority the Taxes shown to be due on such returns.

      (b) Purchaser shall prepare or cause to be prepared in a manner consistent with applicable Laws, and shall file or cause to be filed on a timely basis, all Tax returns with respect to all Tax periods beginning before and ending on or after the Closing Date. Purchaser shall timely pay or cause to be timely paid to the appropriate Taxing Authority the Taxes shown to be due on such returns.

      (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement (including any New York State real property transfer and gains taxes and any similar tax imposed in other states or subdivisions) shall be borne and paid by Purchaser, and Purchaser will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such returns and other documentation.

6.03 Cooperation on Tax Matters. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Purchaser and Seller agree to retain or cause to be retained all books and records pertinent to the Business (such books and records not limited solely to tax accounting books, records and work papers) until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Purchaser agrees, and after the Closing shall cause Company, to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records and, if Seller so requests, Purchaser shall, or shall cause Company to, allow Seller to take possession of such books and records. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving Company for any Tax purpose and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.03.

                                   ARTICLE VII
                                EMPLOYEE MATTERS

7.01 Employment. Schedule 7.01 lists all of the employees of the Business ("Current Employees"). For a period of one year after the Closing Date, Purchaser agrees that it will not substantially reduce the base salary or wage rate in effect immediately prior to the Closing Date of any Current Employee.

7.02 Employee Benefit Plans. From and after the Closing Date, Purchaser shall be the plan sponsor for each and every employee benefit plan, as defined in Section 3(3) of ERISA and such other plans, programs, policies and arrangements of Company or its Subsidiaries and shall assume or retain all related trusts, insurance contracts, other assets and documents that have been maintained by the Company or its Subsidiaries or Seller for the benefit of employees or former employees of Company or its Subsidiaries; provided, however, that with respect to:

      (a) Pension Benefits Provided by Seller. Prior to the Closing Date or within a reasonable period of time thereafter, Seller shall have established or designated a defined contribution retirement plan of the Company with a Code Section 401(k) arrangement ("Purchaser's 401(k) Plan") and shall have transferred to Purchaser's 401(k) Plan all of the assets and liabilities pertaining to employees and former employees of the Company from the Pratt & Lambert United Capital Accumulation Program ("PLU Capital Accumulation Plan"). Seller shall establish Purchaser's 401(k) Plan on terms substantially equivalent to the PLU Capital Accumulation Plan. Effective as of the Closing Date, Purchaser shall assume sponsorship of Purchaser's 401(k) Plan. With respect to notes evidencing plan loans, the PLU Capital Accumulation Plan will assign such notes to the Purchaser's 401(k) Plan. The interests transferred to Purchaser's 401(k) Plan shall be fully vested. All other retirement or pension benefits of the Seller and its Affiliates (including the assets and liabilities thereunder) shall remain the responsibility of Seller, including, without limitation, the Pratt & Lambert United Retirement Plan (the "PLU Retirement Plan"). Purchaser will assume all of the Company's plans listed on Schedule 3.15(a) (to the extent such plans relate solely to the Company and the Subsidiaries).

      (b) Welfare Benefits Provided By Seller. Effective as of (i) the Closing Date, Purchaser shall establish or designate a plan or plans to provide HMO coverage, long-term disability, life insurance and accidental death & dismemberment insurance (but not retiree medical or life insurance) for the Company's employees and (ii) January 1, 1997, Purchaser shall establish or designate a plan or plans to provide medical, dental and prescription drug benefits currently self-insured by Seller for the Company's employees (collectively, the "Purchaser's Welfare Benefit Plans"). The Purchaser's Welfare Benefit Plans shall be reasonably similar to the benefits provided under the welfare benefits plans, as such term is defined in Section 3(1) of ERISA, provided to employees or former employees of the Company by plans, programs or policies of Seller ("Seller's Welfare Benefit Plans"). Purchaser shall cause Purchaser's Welfare Benefit Plans to (i) waive any waiting period and any restrictions or limitations for pre-existing conditions with respect to Current Employees already eligible under such plans and (ii) take into account expenses incurred by any Current Employee or his/her dependents under Seller's Welfare Benefit Plans after December 31, 1995 and prior to the Closing Date or January 1, 1997, as the case may be, for purposes of determining deductibles and out of pocket limits. Pursuant to the Corporate Services Agreement attached hereto as Schedule 5.12, Seller shall continue to administer all of Purchaser's medical, dental and prescription drug welfare benefits claims through December 31, 1996 and all run-out claims through March 31, 1997. Notwithstanding the foregoing, all medical, dental, prescription drug and other welfare benefits claims incurred before the Closing Date (whether or not actually filed prior to such date) shall be the responsibility of Seller.

7.03 Back Service Credit. Service of each Current Employee from the service date set forth in Schedule 7.01 shall be recognized by Purchaser's Pension Plan, Purchaser's 401(k) Plan and Purchaser's Welfare Benefit Plans for all purposes, including, without limitation, vesting, benefit accrual, eligibility for benefits, level of benefits and optional forms of payment.

7.04 Seller's Pension Plans. Effective as of the Closing Date or as otherwise provided pursuant to the applicable plan, Current Employees shall cease to accrue benefits under the PLU Capital Accumulation Plan. Service with Purchaser after the Closing Date will not be counted by either plan for any purpose, including, without limitation, benefit accrual. Seller will cause the PLU Pension Plan and the PLU Capital Accumulation Plan to vest fully all Current Employees in their benefits under each plan, determined as of the Closing Date.

7.05 Disability/Workers' Compensation. Purchaser and its plans shall assume all responsibility for unpaid workers' compensation, short-term disability and long-term disability claims made by a Current Employee made after the Closing Date. With respect to any Current Employee on short-term disability on the Closing Date, Purchaser shall, at its expense, continue short-term disability coverage substantially similar to that provided by Seller.

7.06 Severance Policy. Purchaser shall establish and maintain, for the period commencing on the Closing Date and terminating not less than one (1) year following the Closing Date, a severance policy for the Company and the Subsidiaries which provides severance benefits to the Current Employees which are substantially similar to the severance benefits described on
      Schedule 7.06.

7.07 Special Severance Agreements. Purchaser shall assume, effective as of the Closing Date, the obligations, responsibilities and liabilities of Seller with respect to the Special Severance Agreements of the Current Employees identified on Schedule 7.07. In addition, Purchaser agrees that the Special Severance Agreements shall continue in effect for a period of not less than two (2) years following the Closing Date. Seller shall cause to be accrued on the Closing Date Balance Sheet the liabilities with respect to the severance arrangements of Messrs. Fitch and Greizerstein.

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

            The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to Seller's satisfaction, or written waiver by Purchaser, on or prior to the Closing Date, of each of the following conditions:

8.01 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Seller and P&S Canada in this Agreement and in any other document delivered pursuant hereto shall be true and correct in all Material respects on and as of the Closing Date. Seller and P&S Canada shall have substantially performed or complied with all covenants, agreements and conditions contained in this Agreement, which are on its part required to be performed or complied with, at or prior to the Closing.

8.02 Consents. All authorizations, permits, consents and approvals of any Governmental Body and third parties required to be obtained by Seller and P&S Canada, or which are necessary to consummate the transactions contemplated in this Agreement, shall have been obtained and shall be in full force and effect. All approvals of the Board of Directors and shareholders of Seller and P&S Canada necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

8.03 No Contrary Judgment. The Closing shall not violate any order, decree or judgment of any court or Governmental Body having competent jurisdiction and no claim, action, suit, proceeding or investigation shall have been commenced or threatened which questions the validity of this Agreement or any action taken, or to be taken, to consummate the transactions contemplated hereby.

8.04 HSR Act Compliance. All filings under the HSR Act shall have been made and the applicable time period under the HSR Act shall have expired or been earlier terminated.

8.05 Material Adverse Change. There has been no Material adverse change since April 30, 1996 in the condition (financial or other) of the Business, results of operation, assets, liabilities, customer or employee relations as they relate to the Business or future prospects of the Business.

8.06 Consent of Collective Bargaining Representative. Purchaser shall have negotiated in good faith with the collective bargaining representative of those unionized employees of the Company to obtain a reasonably satisfactory agreement relating to the rights of collectively bargained employees following the Closing Date.

8.07 Closing Deliveries. Seller shall have delivered to Purchaser all of the items required to be delivered pursuant to Section 12.02 hereof.

                                   ARTICLE IX
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

            The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to Purchaser's satisfaction, or waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

9.01 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Purchaser in this Agreement and in any other document delivered pursuant hereto shall be true and correct in all Material respects on and as of the Closing Date. Purchaser shall have substantially performed or complied with all covenants, agreements and conditions contained in this Agreement which are required to be performed or complied with, at or prior to the Closing.

9.02 Consents. All authorizations, permits, consents and approvals of any Governmental Body and third parties required to be obtained by Purchaser, or which are necessary to consummate the transactions contemplated in this Agreement, shall have been obtained and shall be in full force and effect. All approvals of the partners of Purchaser necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

9.03 No Contrary Judgment. The Closing shall not violate any order, decree or judgment of any court or Governmental Body having competent jurisdiction and no claim, action, suit, proceeding or investigation shall have been commenced or threatened which questions the validity of this Agreement or any action taken, or to be taken, to consummate the transactions contemplated hereby or which is likely to Materially and adversely affect the value of Company.

9.04 HSR Act Compliance. All filings under the HSR Act shall have been made and the applicable time period under the HSR Act shall have expired or been earlier terminated.

9.05 Closing Deliveries. Purchaser shall have delivered to Seller all of the items required to be delivered pursuant to Section 12.03 hereof.

                                    ARTICLE X
                             COVENANT NOT TO COMPETE

10.01 Purchaser's Non-Competition Covenant. In consideration of Seller's non-competition covenant in Section 10.02 below, Purchaser and Sovereign agree that neither Purchaser, Sovereign, the Company nor the Subsidiaries, nor any of their Affiliates (for purposes of this Section 10.01, the term "Affiliates" shall not be deemed to include Bank of America or its Affiliates) will, at any time on or before December 31, 2000, participate, engage in or have any interest in, directly or indirectly, any Person (whether as an investor, owner, principal, promoter, shareholder, licensee, agent, creditor, consultant or in any other capacity which calls for the rendering of services, advice, acts of management, operation or control) which engages in any business which competes with the Wood Finishes Business in the United States of America, Canada and/or Mexico as currently conducted by the Seller. Provided, however, that nothing herein shall prevent or prohibit Purchaser, Sovereign or any of their Affiliates in any way from conducting any activities other than the Wood Finishes Business or prevent or prohibit Purchaser, Sovereign or any of their Affiliates from acquiring, investing in, controlling or otherwise having an interest in any Person engaged in the wood finishes business so long as not more than fifteen percent (15%) of such business' sales of such Person (based on its latest annual audited, or unaudited if audited statements are unavailable, financial statements) are attributable to the wood finishes business, or from acquiring, investing in or otherwise having an interest in not more than a five percent (5%) equity interest or capital stock interest in a business whose sales are substantially derived from (based on its latest annual audited, or unaudited if audited statements are unavailable, financial statements) the wood finishes business.

10.02 Seller's Non-Competition Covenant.

      (a)   In consideration of Purchaser's non-competition covenant in Section
            10.01 above, Seller agrees that it shall not, and it shall cause each of its Affiliates to not, at any time on or before December 31, 2000, without the prior written consent of Purchaser, anywhere in the United States of America, Canada and/or Mexico, directly or indirectly, participate in, engage in, manage, operate, control, consult, be employed by or assist in any manner or capacity or have any interest in any Person which is engaged in the Business as conducted by the Company immediately prior to the Closing Date; provided, however, that nothing herein shall prevent or prohibit:

            (i) the acquisition by Seller or any of its Affiliates of more than fifty percent (50%) of the voting securities, or substantially all of the assets of, any Person having not more than fifteen percent (15%) of its sales (based on its latest annual audited, or unaudited if audited statements are unavailable, financial statements) attributable to products competing directly with the Business in the United States of America, Canada and/or Mexico;

            (ii) the acquisition or holding for investment purposes (A) by any employee pension fund or other similar Person acting in a fiduciary capacity with respect to Seller or any of its Affiliates of up to 15% or (B) by Seller or any of its Affiliates (other than those described in clause (A) of this Section 10.02(a)(i) of up to 5%, of the outstanding capital stock or other ownership interest in any Person having a class of equity securities listed on any national or international securities exchange;

            (iii) the purchase from any Person (other than an Affiliate of
                  Seller) and the resale by Seller or any of its Affiliates of the type of products involved in the Business (but only to the extent conducted by Seller or any of its Affiliates as of the Closing Date);

            (iv) the manufacture, marketing, distribution and sale by Seller or any of its Affiliates of any products under the Proxpeel, Cablon(R) or Fabulon(R) lines of business, or products derived from or developed in the future based upon the technology and formulas related to such lines of business;

            (v) the manufacture, marketing, distribution and sale by Seller or any of its Affiliates of any construction adhesives as conducted by Miracles Adhesives Corporation;

            (vi) the manufacture, marketing, distribution and sale by Seller or any of its Affiliates of any products based upon formulations or processes independently developed by Seller or any of its Affiliates; or

            (vii) the manufacture, marketing, distribution and sales by Seller of any of its Affiliates of any adhesive products marketed as "all-purpose" adhesives (but only to the extent conducted by Seller or any of its Affiliates as of the Closing Date).

      (b) Notwithstanding anything to the contrary set forth in paragraph (a) of this Section 10.02, nothing herein shall prevent Seller or any of its Affiliates from continuing their business activities (other than any such activities that are also included in the Business as currently conducted) of the manufacturing, marketing, distributing and selling adhesives and coatings under technology and/or brand names owned by Seller or any of its Affiliates.

                                   ARTICLE XI
                                 INDEMNIFICATION

11.01 Seller's Indemnification. Seller agrees to indemnify, defend and hold Purchaser, its directors, officers, employees, subsidiaries, lenders, affiliates and the successors and assigns, of any of the foregoing ("Purchaser's Indemnitees") harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorney's fees), fines, penalties, judgments and amounts paid in settlement imposed on, asserted against or incurred by Purchaser's Indemnitees and which arise out of, in connection with, result from or are incident to any of the following (collectively, "Purchaser's Losses"):

      (a) any misrepresentation or breach of any representation, warranty, covenant, obligation or agreement of Seller in this Agreement or in any document or agreement furnished or to be furnished by Seller under this Agreement;

      (b) any claim for breach of Product Warranty Liability or Product Liability arising from the sale of Products prior to the Closing Date to the extent not accrued on the Closing Date Balance Sheet; including, but not limited to, any claim for breach of Product Warranty Liability or Product Liability arising from or related to the Hybond 100NF(R) product line;

      (c) all claims, demands, damages, costs, expenses, losses, liabilities, penalties, fines, suits and proceedings (including attorney's fees) to the extent not accrued on the Closing Date Balance Sheet arising or resulting from (i) the violation of or the enforcement by any Governmental Body or any third party of any Environmental Laws or the remediation of Hazardous Materials resulting from the operation of the Business, the sale of Products or activities at the Facilities prior to the Closing Date; (ii) any liability relating to the Business or the Company claimed to arise under any Environmental Law, as now or hereafter enacted, reauthorized or amended, arising out of facts or circumstances occurring prior to the Closing Date, or otherwise arising out of or resulting from the operation of the Business or the sale of Products prior to the Closing Date; (iii) conditions caused, events occurring or activities at the Facilities or with respect to the Business prior to the Closing Date which result in any emission, disposal, deposit, contamination, release or discharge of Hazardous Materials or regulated substances (whether on or off of the Real Property) covered or regulated by Environmental Laws; or (iv) the existence, storage or presence of Hazardous Materials or other regulated substances in the buildings, structures and all other improvements at the Facilities prior to the Closing Date, and the remediation thereof;

      (d)   any liability for Taxes arising during any Pre-Closing Tax Period;

      (e) any claim, action, suit or demand or any legal, administrative or other proceeding identified on Schedule 3.14 to the extent not accrued on the Closing Date Balance Sheet with respect to any act or omission where the initial event or events giving rise to the same occurred prior to the Closing Date;

      (f) any liability arising from employee benefits plans retained by Seller, worker's compensation or long-term disability claims made on or prior to Closing; and

      (g) any claim or other liability arising from or related to the Wood Finishes Business or the Milpitas Property;

      (h) any claim or other liability arising on or prior to Closing related to the Assets; and

      (i) any brokers' commission, finders' fees or other like payments incurred or alleged to have been incurred by Seller in connection with the sale of the Shares and the consummation of the transactions contemplated by this Agreement.

11.02 Purchaser's Indemnification. Purchaser agrees to indemnify, defend and hold Seller, its directors, officers, employees, subsidiaries, affiliates and the successors and assigns of any of the foregoing ("Seller's Indemnitees") harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorney's fees), fines, penalties, judgments and amounts paid in settlement, imposed on, asserted against or incurred by Seller's Indemnitees and which arise out of, in connection with, result from or are incident to any of the following:

      (a) misrepresentations or breach of any representation, warranty, covenant, obligation or agreement of Purchaser in this Agreement or in any document or agreement furnished or to be furnished by Purchaser under this Agreement; and

      (b) any liabilities and/or obligations of Company and/or either of the Subsidiaries, regardless of whether the events or circumstances giving rise to any such liability and/or obligation occurred prior to, on or after the Closing Date except for matters for which Seller has provided indemnification pursuant to Section 11.01 hereof other than benefits retained by Seller pursuant to Article VII.

11.03 Claim for Indemnification. Any party seeking indemnification under the provisions of this Agreement, within ninety (90) days after the time it discovers that it has a claim against another party (a "Personal Claim") or promptly upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it which relates to this Agreement (a "Third-Party Claim"), shall give written notice of such claim, or the commencement of such action, to the party from whom indemnification will be sought hereunder.

      (a) Third Party Claim. In the event of a Third-Party Claim, the party seeking indemnification ("Tendering Party") shall tender the defense of such Third Party Claim to the party from whom indemnification is sought ("Non-Tendering Party"). The Non-Tendering Party shall, within ten (10) days of the receipt thereof, inform the Tendering Party in writing that the Non-Tendering Party will either:

            (i) Accept the Tender of the Defense Without a Reservation of Rights. If the Non-Tendering Party agrees that the Third Party Claim is a claim for which indemnification is provided for pursuant to the terms of this Agreement ("Proper Claim"), the Non-Tendering Party shall accept the tender of the defense without a reservation of rights. In such an event the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim and shall indemnify the Tendering Party in accordance with this Article XI.

            (ii) Accept the Tender of the Defense With a Reservation of Rights. If the Non-Tendering Party questions whether the Third Party Claim is a Proper Claim, the Non-Tendering Party may accept the tender of the defense with a reservation of rights. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order to determine whether it is a Proper Claim. While the arbitration is pending, the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim; provided, however, that the Tendering Party shall have a reasonable right to participate in decisions with respect to defense of Third Party Claims during the period the arbitration is pending. If the decision of the arbitrator(s) is that it is:

                  (A) a Proper Claim, and the Third Party Claim is still pending, the Non-Tendering Party shall continue the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article XI;

                  (B) a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold the Tendering Party harmless in accordance with this Article XI;

                  (C) a claim for which indemnification is not provided for pursuant to the terms of this Agreement ("Improper Claim"), and the Third Party Claim is still pending, the Non-Tendering Party shall return all aspects of the defense of such Third Party Claim immediately to the Tendering Party. In such an event, the Tendering Party shall assume the control of all aspects of the defense of such Third Party Claim immediately and shall reimburse the Non-Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees) incurred by the Non-Tendering Party in the defense of such Third Party Claim; or

                  (D) an Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall reimburse the Non-Tendering Party for all costs and expenses (including, but not limited to reasonable attorneys fees) incurred by the Non-Tendering Party in the defense of such Third Party Claim and shall reimburse the Non-Tendering Party for all amounts paid by the Non-Tendering Party for judgments or settlements relating to such Third Party Claim.

            (iii) Reject the Tender of the Defense. If the Non-Tendering Party
                  decides that the Third Party Claim is an Improper Claim, the Non-Tendering Party shall reject the tender of the defense. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order to determine whether it is a Proper Claim. While the arbitration is pending, the Tendering Party shall control all aspects of the defense of such Third Party Claim. If the decision of the arbitrator(s) is that it is:

                  (A) a Proper Claim, and the Third Party Claim is still pending, the Tendering Party shall transfer the control of all aspects of the defense of such Third Party Claim to the Non-Tendering Party. The Non-Tendering Party shall assume the defense of such Third Party Claim immediately and shall reimburse the Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees) incurred by the Tendering Party in the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article XI;

                  (B) a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold the Tendering Party harmless in accordance with this Article XI and shall reimburse the Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees) incurred by the Tendering Party in the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article XI;

                  (C) an Improper Claim, and the Third Party Claim is still pending, the Tendering Party shall continue to control all aspects of the defense of such Third Party Claim; or

                  (D) an Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall bear all losses incurred by the Tendering Party relating to such Third Party Claim.

      (b) Personal Claim. In the event of a Personal Claim, the party from whom indemnification is sought ("Indemnifying Party") shall, within thirty (30) days of the receipt of the claim for indemnification, send written notice to the party seeking indemnification ("Indemnified Party") indicating whether the claim is disputed. If the claim is disputed, the Indemnifying Party shall submit the matter to arbitration in order to determine if it is a Proper Claim and, if it is a Proper Claim, to determine the amount of such claim. To the extent that the arbitrator(s) rules that a Personal Claim is a Proper Claim and/or to the extent that a Personal Claim is not disputed, the Indemnifying Party shall promptly indemnify the Indemnified Party in accordance with this Article XI.

      Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume control of the defense of any such claim if:

            (i) the Indemnified Party reasonably believes that an adverse determination of such proceeding could be Materially detrimental to or injure the Indemnified Party's reputation or future business prospects;

            (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding; or

            (iii) a court of competent jurisdiction rules that the Indemnifying
                  Party has failed or is failing to prosecute or defend vigorously such claim.

11.04 Arbitration Procedure. Any arbitration conducted pursuant to this Article XI shall be conducted in accordance with Section 2.04(c) of this Agreement. If a party is required to submit a matter to arbitration pursuant to Section 11.03, and such party fails or refuses to do so within ten (10) days, the other party may submit the matter to arbitration. In any matter which is submitted to arbitration pursuant to this Article XI, the party seeking indemnification shall bear the burden of proof. If the prevailing party is the party seeking indemnification, the prevailing party shall be entitled to receive from the indemnifying party all sums due under the indemnification provisions plus all costs and reasonable attorneys' fees incurred by the prevailing party relating to the arbitration.

11.05 Period of Indemnity.

      (a) The indemnities contained in Sections 11.01(a), 11.01(i) and 11.02 of this Agreement shall expire twenty-one (21) months after the Closing Date, except with respect to Losses as to which notice has been given pursuant to Section 11.03 within such period, in which case the indemnification period shall be extended until final resolution of such Loss;

      (b) the indemnities contained in Sections 11.01(b), 11.01(e) and 11.01(f) shall expire on the fifth (5th) anniversary of the Closing Date; provided, however, that the indemnities contained in Section 11.01(b) relating solely to Hybond 100NF(R) shall have no expiration date;

      (c) the indemnities contained in Section 11.01(c) shall expire on the seventh (7th) anniversary of the Closing Date;

      (d) the indemnities contained in Section 11.01(d) shall expire upon the expiration of any applicable statute of limitations with respect to the Tax liabilities in question; and

      (e) the indemnities contained in Sections 11.01(g) and 11.01(h) shall have no expiration date.

11.06 Limitation on Indemnification. With respect to any of Purchaser's Losses, Purchaser's Indemnities shall not be entitled to indemnification therefor until the aggregate amount of such Purchaser's Losses exceed a threshold of One Hundred Thousand and 00/100 Dollars ($100,000.00) whereupon Purchaser's Indemnitees shall be entitled to indemnification hereunder for the aggregate amount of such Purchaser's Losses in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) up to a maximum liability cap of Seven Million and 00/100 Dollars ($7,000,000.00); provided, however, that the following Losses shall not be subject to the minimum threshold or the maximum liability cap:

      (i) Product Liability claims arising from and relating solely to Hybond 100NF(R);

      (ii)  liability for Taxes arising during any Pre-Closing Tax Period;

      (iii) liabilities arising from employee benefits plans retained by Seller, worker's compensation or long-term disability claims made on or prior to Closing;

      (iv) liabilities arising from or related to the Wood Finishes Business or the Milpitas Property; and

      (v)   liabilities arising on or prior to Closing related to the Assets.

                                   ARTICLE XII
                                     CLOSING

12.01 Closing. The closing of the purchase and sale of the Shares pursuant to this Agreement ("Closing") shall take place on August ____ , 1996 ("Closing Date"), at the offices of The Sherwin-Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115 or at such other place as may be mutually agreed upon by the parties. The Closing shall be effective as of 12:00:01 a.m. on the Closing Date. The parties will in good faith use all reasonable efforts to achieve the Closing.

12.02 Deliveries of Seller. Seller shall deliver to Purchaser at the Closing:

      (a) such certificates representing (i) all of the Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank in a form acceptable to Purchaser and (ii) all of the capital stock of each Subsidiary;

      (b) resignations duly executed by each officer and director of Company whose resignations have been required by Purchaser prior to Closing;

      (c) certificates of good standing for the Company certified by the Secretaries of State of New York, Illinois, Pennsylvania and California and certificates of registration with respect to Subsidiaries in Mexico;

      (d) copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions of Seller's board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect;

      (e)   the Corporate Services Agreement in the form attached as Schedule
            5.12;

      (f)   the Lease Agreement in the form attached as Schedule 5.13;

      (g) the Environmental Escrow Agreement in the form attached as Schedule 2.03(b)(ii);

      (h)   the Environmental Protocol Agreement in the form attached as
            Schedule 2.03(b)(i);

      (i)   the Distribution Agreement in the form attached as Schedule 5.15;

      (j)   the License Agreement in the form attached as Schedule 5.18;

      (k) copies of all consents, including, without limitation, all landlord consents, assignments and waivers necessary for the consummation of the transaction contemplated by this Agreement;

      (l) the General Assignment, Bill of Sale and Assumption Agreement relating to the Assets ("Bill of Sale");

      (m) the legal opinion of Seller's General Counsel, dated as of the Closing Date, in a form reasonably satisfactory to legal counsel for Purchaser; and

      (n)   such other Closing documents as Purchaser may reasonably request.

12.03 Deliveries of Purchaser. Purchaser shall deliver to Seller at the Closing:

      (a) the amount of Forty-Two Million Eight Hundred Twenty-Four Thousand Six Hundred Sixty-Seven and 50/100 Dollars ($42,824,667.50) as the Purchase Price in the manner provided in Section 2.03;

      (b) copies, certified by the Secretary or Assistant Secretary of Purchaser, of resolutions of Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect;

      (c) copies, certified by the General Partner of Sovereign, of resolutions of Sovereign's partners authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect;

      (d)   the Lease Agreement in the form attached as Schedule 5.13;

      (e)   Corporate Services Agreement in the form attached as Schedule 5.12;

      (f) the Environmental Escrow Agreement in the form attached as Schedule 2.03(b)(ii);

      (g)   the Environmental Protocol Agreement in the form attached as
            Schedule 2.03(b)(i) ;

      (h)   the Distribution Agreement in the form attached as Schedule 5.15;
            and

      (i)   the License Agreement in the form attached as Schedule 5.18;

      (j)   the Bill of Sale;

      (k) the legal opinion of Davis, Graham & Stubbs LLP, counsel to Purchaser, dated as of the Closing Date, in a form reasonably satisfactory to Seller's General Counsel; and

      (l) such other Closing documents as Seller may reasonably request, including but not limited to a certified copy of the Certificate of Incorporation of Purchaser as certified by the State of Delaware.

                                  ARTICLE XIII
                                   TERMINATION

13.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing under any one of the following circumstances:

      (a)   by mutual written consent of the parties hereto;

      (b) by Purchaser or Seller, by giving written notice of such termination to the other party, if (i) any condition (other than as set forth in Sections 8.04 and 9.04) set forth in Articles VIII or IX shall not have been satisfied or waived and (ii) the Closing shall not have occurred prior to August 31, 1996; provided that the terminating party is not in Material breach of its obligations under this Agreement;

      (c) by Purchaser or Seller, by giving written notice of such termination to the other party, if (i) the conditions set forth in Sections 8.04 and 9.04 shall not have been satisfied or waived and (ii) the closing shall not have occurred prior to August 31, 1996; provided that the terminating party is not in Material breach of its obligations under this Agreement; and

      (d) by Purchaser or Seller if there shall be in effect any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court of governmental body having competent jurisdiction.

13.02 Effect of Termination. Except as set forth in Section 13.03, in the event this Agreement is terminated as permitted by Section 13.01, this Agreement shall thereafter become void and have no effect, and, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party; provided, that nothing herein will release either party from liability for any breach of this Agreement prior to such termination. The provisions of Section 5.08 and Article XIV shall survive any termination hereof pursuant to Section 13.01.

13.03 Payments Required Upon Termination in Certain Circumstances. In the event of a termination of this Agreement by either party in accordance with
      Section 13.01(c) or Section 13.01(d) (but only if the law, regulation, order, decree or judgment referred to in Section 13.01(d) relates to the HSR Act), other than as a result of Seller's actions or inactions, Purchaser shall pay to Seller (i) an amount equal to the out-of-pocket expenses, including fees and disbursements of legal counsel, incurred by Seller and any of Seller's Affiliates in connection with the transactions contemplated by this Agreement, upon delivery by Seller to Purchaser of a reasonable description of such expenses and the amounts thereof, and (ii) an amount equal to the amount by which the Purchase Price hereunder exceeds the aggregate value of the consideration received by the Seller as a result of the disposition of the Business (substantially as an entirety or otherwise) to another Person or Persons; provided in the case of this clause (ii) that a binding agreement or agreements for the sale of all or substantially all of the Business shall have been entered into within 12 months following such termination. The amount to be paid by Purchaser to Seller pursuant to clause (ii) of the immediately preceding sentence shall be adjusted to take into account any asset or liability of the Business retained by Seller in connection with such subsequent sale or sales.

                                   ARTICLE XIV
                                    EXPENSES

            Purchaser and Seller will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

                                   ARTICLE XV
                                  MISCELLANEOUS

15.01 Notices. Any notices, requests, claims, demands, instructions and other communications to be given hereunder to any party shall be in writing and delivered in person, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission with a confirmed telephonic transmission answer back, to the following addresses (or at such other address or number as is given in writing by one party to the others pursuant hereto):

      If to Seller
      or P&S Canada:            The Sherwin-Williams Company
                                101 Prospect Avenue, N.W.
                                Cleveland, Ohio 44115
                                Attn: Vice President - Corporate Planning and
                                Development
                                Telecopy No.: (216) 566-2947
      with a copy to:           The Sherwin-Williams Company
                                101 Prospect Avenue, N.W.
                                Cleveland, Ohio 44115
                                Attn: Vice President, General Counsel
                                      and Secretary
                                Telecopy No.: (216) 566-1708

      If to Purchaser:          P&S Holdings, Inc.
                                c/o Sovereign Specialty Chemicals L.P.
                                225 W. Washington Street, Suite 2200
                                Chicago, Illinois 60606
                                Attn: Chief Executive Officer
                                Telecopy No.: (312) 419-7151

      with copies to:           First Chicago Equity Capital
                                Three First National Plaza, Suite 1210
                                Chicago, Illinois 60670-0610
                                Attn: Eric Larson and Carol Bramson
                                Telecopy No.: (312) 732-7483

                                and

                                Davis, Graham & Stubbs LLP
                                1314 19th Street, N.W.
                                Washington, D.C. 20036
                                Attn: Christopher J. Hagan, Esq.
                                Telecopy No.: (202) 293-4794

15.02 Amendments. This Agreement may be amended only upon the mutual written consent of the parties hereto.

15.03 Duplicates, Originals Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

15.04 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

15.05 Non-Assignability. Neither of the parties hereto may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other party; provided, however, that without the consent of Seller, Purchaser may assign its rights (i) under this Agreement to a wholly-owned subsidiary, or (ii) under Section 11.01 of this Agreement, to Chase Manhattan Bank, N.A. (or any lender in replacement thereof).

15.06 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

15.07 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Ohio.

15.08 Severability. In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void provision(s) with such which correspond best to the intentions of the parties hereto.

15.09 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect. Should any provision contained in the Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

15.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date hereinbefore stated.

      WITNESS:                        THE SHERWIN-WILLIAMS COMPANY


      /s/ Carol E.  Bramson           BY: /s/                              / s /
      ---------------------------        ---------------------------------------


                                      TITLE:  Director - Corporate Development
      ---------------------------           ------------------------------------

      WITNESS:                        PIERCE & STEVENS CANADA, INC.


      /s/ Carol E. Bramson            BY: /s/
      ---------------------------        ---------------------------------------


      /s/                             TITLE: Director - Corporate Development
      ---------------------------           ------------------------------------

                                      SOVEREIGN SPECIALTY CHEMICALS, L.P.
                                      BY: SOVEREIGN CHEMICALS CORPORATION,
      WITNESS:                               ITS GENERAL PARTNER


      /s/ Carol E. Bramson            BY: /s/ Robert B. Covalt
      ---------------------------        ---------------------------------------


      /s/                             TITLE: President & Chief Executive Officer
      ---------------------------           ------------------------------------

      WITNESS:                        P&S HOLDINGS, INC.


      /s/ Carol E. Bramson            BY: /s/ Robert B. Covalt
      ---------------------------        ---------------------------------------


      /s/                             TITLE: President & Chief Executive Officer
      ---------------------------           ------------------------------------


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